Walmart reports Q2 FY17 EPS of $1.21, adjusted EPS1 of $1.07,
Raises full-year adjusted EPS1 guidance range to $4.15 to $4.35

Diluted EPS was $1.21. Currency negatively impacted EPS by approximately $0.03.
"We're pleased with the positive momentum in our business. Our strategy in the U.S. is working as we delivered an eighth consecutive quarter of positive comps, and international also performed well. We remain focused on building e-commerce capabilities globally and executing our omni-channel plan, as evidenced by our recent alliance with JD.com in China and agreement to acquire Jet.com in the U.S. Walmart is uniquely positioned to provide customers with a seamless shopping experience where we save them time and money."

Doug McMillon, President and CEO, Wal-Mart Stores, Inc.

Adjusted EPS[1] of $1.07 excludes a non-cash gain of $0.14, net of tax, from the sale of Yihaodian in China.
Total revenue was $120.9 billion, an increase of 0.5%. On a constant currency basis[1], total revenue was $123.6 billion, an increase of 2.8%.

Walmart U.S. delivered positive comp sales for the eighth consecutive quarter, up 1.6%, driven by the seventh consecutive quarter of positive traffic, up 1.2%. Neighborhood Market comp sales increased approximately 6.5%.

Net sales at Walmart International were $28.6 billion. Excluding currency[1] impacts, net sales were $31.3 billion, an increase of 2.2%.
Globally, on a constant currency basis, e-commerce sales and GMV increased 11.8% and 13.0%, respectively, representing an acceleration from the first quarter.

Consolidated operating income increased 1.6%, including a gain of $535 million from the sale of Yihaodian. Excluding this gain, consolidated operating income declined 7.2%. As expected, investments in people and technology, as well as currency exchange rate fluctuations negatively impacted results.

Year to date operating cash flow was $14.9 billion and free cash flow[1] was $10.3 billion, both approximately $5.0 billion higher than last year primarily due to improved working capital management, including significant inventory improvement, and timing of payments.

The company now estimates fiscal year 2017 adjusted EPS[1] of $4.15 to $4.35, or GAAP EPS of $4.29 to $4.49, both of which include an estimated dilutive impact to EPS of approximately $0.05, primarily in the fourth quarter, as a result of expected operating losses and one-time transaction expenses related to the planned acquisition of Jet.com. The adjusted EPS guidance excludes the non-cash gain of $0.14, net of tax, from the sale of Yihaodian.

(Amounts in millions, except as noted)

Key results

	Q2 FY17	Q2 FY16	Change

Revenue[2]	$120,854	$120,229	$625	0.5%
Revenue (constant currency)[1,2]	$123,593	$120,229	$3,364	2.8%
Operating income[2]	$6,165	$6,069	$96	1.6%
Operating income (constant currency)[1,2]	$6,322	$6,069	$253	4.2%

Free Cash Flow	YTD	$ Change	Returns to Shareholders	Q2 FY17	% Change
Operating cash flow	$14,931	$4,829	Dividends	$1,560	-1.1%
Capital expenditures	$4,619	-$425	Share repurchases[3]	$2,117	111.1%
Free cash flow[1]	$10,312	$5,254	Total	$3,677	42.5%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Q2 FY17 includes the gain from the sale of Yihaodian, which was $535 million on a reported basis and $568 million on a constant currency basis.
3 $12.7 billion remaining of $20 billion authorization approved in October 2015. The company repurchased approximately 30 million shares in Q2 FY17.

NYSE: WMT	August 18, 2016	stock.walmart.com

Guidance
The company's guidance for adjusted earnings per share for fiscal year 2017 assumes currency exchange rates remain at today's levels. This guidance also includes an estimated dilutive impact to EPS of approximately $0.05, primarily in the fourth quarter, as a result of expected operating losses and one-time transaction expenses related to the planned acquisition of Jet.com, assuming the transaction is closed near the beginning of the fourth quarter of FY17. Also, the guidance excludes the non-cash gain of $0.14, net of tax, from the sale of Yihaodian in China to JD.com. Additionally, this updated guidance assumes that our full year effective tax rate is expected to be at the low end of our previously stated range of 31.5% to 33.5%.

•	Fiscal year 2017 adjusted EPS[1]: $4.15 to $4.35 (previously $4.00 to $4.30)

◦	Third quarter fiscal year 2017 EPS: $0.90 to $1.00

•	Comp sales for the 13-week period ending Oct. 28, 2016[2]:

◦	Walmart U.S.: 1.0% to 1.5%

◦	Sam's Club (ex. fuel): Slightly positive

U.S.	Q2 FY17	Q2 FY16	Change
Net sales	$76,241	$73,959	$2,282	3.1%
Comp sales[3]	1.6%	1.5%	10 bps	N/A
Traffic	1.2%	1.3%	-10 bps	N/A
Ticket	0.4%	0.2%	20 bps	N/A
E-commerce	~40 bps	~20 bps	~20 bps	N/A
Operating income	$4,519	$4,819	-$300	-6.2%

	Q2 FY17	Q2 FY16	Change

Net sales	$28,621	$30,637	-$2,016	-6.6%
Net sales (constant currency)[1]	$31,309	$30,637	$672	2.2%
Operating income[4]	$1,727	$1,277	$450	35.2%
Operating income (constant currency)[1,4]	$1,884	$1,277	$607	47.5%

	Q2 FY17	Q2 FY16	Change

Net sales	$14,543	$14,734	-$191	-1.3%
Comp sales (ex. fuel)[1,3]	0.6%	1.3%	-70 bps	N/A
Traffic	-0.4%	0.5%	-90 bps	N/A
Ticket	1.0%	0.8%	20 bps	N/A
E-commerce	~60 bps	~60 bps	~0 bps	N/A
Operating income	$472	$428	$44	10.3%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Compared to 13-week period ended Oct. 30, 2015.
3 13-week period ended July 29, 2016, compared to 13-week period ended July 31, 2015.
4 Q2 FY17 includes the gain from the sale of Yihaodian, which was $535 million on a reported basis and $568 million on a constant currency basis.

NYSE: WMT	August 18, 2016	stock.walmart.com

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,539 stores under 63 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482.1 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

###

NYSE: WMT	August 18, 2016	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share for the three months ending October 31, 2016, adjusted earnings per share for the year ending January 31, 2017, the impact to earnings per share related to the planned acquisition of Jet.com, and Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13 weeks ending October 28, 2016. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•
Walmart's effective tax rate for the quarter ending October 31, 2016 and factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and changes in tax rates, trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks;

•	Walmart's expenditures for FCPA and other compliance related costs; and

•	outcomes of and costs incurred in legal proceedings to which Walmart is a party.

Such risks, uncertainties and factors also include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Dollars in millions, except per share data)	2016	2015	Percent Change	2016	2015	Percent Change
Revenues:
Net sales	$119,405	$119,330	0.1%	$234,391	$233,332	0.5%
Membership and other income	1,449	899	61.2%	2,367	1,723	37.4%
Total revenues	120,854	120,229	0.5%	236,758	235,055	0.7%
Costs and expenses:
Cost of sales	89,485	90,056	(0.6)%	176,029	176,539	(0.3)%
Operating, selling, general and administrative expenses	25,204	24,104	4.6%	49,289	46,767	5.4%
Operating income	6,165	6,069	1.6%	11,440	11,749	(2.6)%
Interest:
Debt	509	523	(2.7)%	1,008	1,046	(3.6)%
Capital lease and financing obligations	79	44	79.5%	165	364	(54.7)%
Interest income	(22)	(24)	(8.3)%	(46)	(43)	7.0%
Interest, net	566	543	4.2%	1,127	1,367	(17.6)%
Income before income taxes	5,599	5,526	1.3%	10,313	10,382	(0.7)%
Provision for income taxes	1,710	1,891	(9.6)%	3,208	3,464	(7.4)%
Consolidated net income	3,889	3,635	7.0%	7,105	6,918	2.7%
Consolidated net income attributable to noncontrolling interest	(116)	(160)	(27.5)%	(253)	(102)	148.0%
Consolidated net income attributable to Walmart	$3,773	$3,475	8.6%	$6,852	$6,816	0.5%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.21	$1.08	12.0%	$2.19	$2.11	3.8%
Diluted net income per common share attributable to Walmart	$1.21	$1.08	12.0%	$2.18	$2.11	3.3%

Weighted-average common shares outstanding:
Basic	3,109	3,221		3,126	3,226
Diluted	3,119	3,231		3,136	3,237

Dividends declared per common share	$—	$—		$2.00	$1.96

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in millions)	July 31,	January 31,	July 31,
ASSETS	2016	2016	2015
Current assets:
Cash and cash equivalents	$7,676	$8,705	$5,751
Receivables, net	5,275	5,624	5,275
Inventories	43,453	44,469	45,007
Prepaid expenses and other	1,828	1,441	2,099
Total current assets	58,232	60,239	58,132
Property and equipment:
Property and equipment	178,596	176,958	178,899
Less accumulated depreciation	(69,729)	(66,787)	(66,075)
Property and equipment, net	108,867	110,171	112,824
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	11,544	11,096	7,194
Less accumulated amortization	(5,001)	(4,751)	(3,507)
Property under capital lease and financing obligations, net	6,543	6,345	3,687

Goodwill	16,339	16,695	17,799
Other assets and deferred charges	7,905	6,131	6,178
Total assets	$197,886	$199,581	$198,620

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$1,932	$2,708	$1,725
Accounts payable	39,902	38,487	37,225
Dividends payable	3,101	—	3,162
Accrued liabilities	19,651	19,607	18,290
Accrued income taxes	720	521	373
Long-term debt due within one year	2,265	2,745	4,024
Capital lease and financing obligations due within one year	551	551	463
Total current liabilities	68,122	64,619	65,262

Long-term debt	36,673	38,214	38,581
Long-term capital lease and financing obligations	6,070	5,816	4,262
Deferred income taxes and other	7,877	7,321	8,391

Commitments and contingencies

Equity:
Common stock	310	317	321
Capital in excess of par value	1,915	1,805	1,979
Retained earnings	85,972	90,021	84,959
Accumulated other comprehensive income (loss)	(11,672)	(11,597)	(8,388)
Total Walmart shareholders’ equity	76,525	80,546	78,871
Nonredeemable noncontrolling interest	2,619	3,065	3,253
Total equity	79,144	83,611	82,124
Total liabilities and equity	$197,886	$199,581	$198,620

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Dollars in millions)	2016	2015
Cash flows from operating activities:
Consolidated net income	$7,105	$6,918
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,905	4,658
Deferred income taxes	33	(396)
Other operating activities	(361)	532
Changes in certain assets and liabilities:
Receivables, net	443	683
Inventories	1,055	(227)
Accounts payable	1,864	(562)
Accrued liabilities	(387)	(860)
Accrued income taxes	274	(644)
Net cash provided by operating activities	14,931	10,102

Cash flows from investing activities:
Payments for property and equipment	(4,619)	(5,044)
Proceeds from the disposal of property and equipment	260	287
Proceeds from disposal of certain operations	—	246
Other investing activities	(57)	(91)
Net cash used in investing activities	(4,416)	(4,602)

Cash flows from financing activities:
Net change in short-term borrowings	(857)	274
Proceeds from issuance of long-term debt	130	42
Payments of long-term debt	(2,026)	(3,159)
Dividends paid	(3,133)	(3,157)
Purchase of Company stock	(4,852)	(1,283)
Dividends paid to noncontrolling interest	(270)	(434)
Purchase of noncontrolling interest	(103)	(847)
Other financing activities	(103)	(210)
Net cash used in financing activities	(11,214)	(8,774)

Effect of exchange rates on cash and cash equivalents	(330)	(110)

Net increase (decrease) in cash and cash equivalents	(1,029)	(3,384)
Cash and cash equivalents at beginning of year	8,705	9,135
Cash and cash equivalents at end of period	$7,676	$5,751

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Walmart U.S.	$76,241	$73,959	3.1%	$4,519	$4,819	-6.2%
Walmart International	28,621	30,637	-6.6%	1,727	1,277	35.2%
Sam's Club	14,543	14,734	-1.3%	472	428	10.3%
Corporate and support	—	—	0.0%	-553	-455	-21.5%
Consolidated	$119,405	$119,330	0.1%	$6,165	$6,069	1.6%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/29/2016	7/31/2015	7/29/2016	7/31/2015	7/29/2016	7/31/2015
Walmart U.S.	1.6%	1.5%	1.6%	1.5%	0.0%	0.0%
Sam's Club[1]	0.6%	1.3%	-1.2%	-2.3%	-1.8%	-3.6%
Total U.S.	1.4%	1.5%	1.1%	0.9%	-0.3%	-0.6%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $10.3 billion and $5.1 billion for the six months ended July 31, 2016 and 2015, respectively. The increase in free cash flow was primarily due to improved working capital management, including significant inventory improvement, and timing of payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2016	2015
Net cash provided by operating activities	$14,931	$10,102
Payments for property and equipment (capital expenditures)	-4,619	-5,044
Free cash flow	$10,312	$5,058

Net cash used in investing activities[1]	$-4,416	$-4,602
Net cash used in financing activities	$-11,214	$-8,774
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2016.

	Three Months Ended July 31,				Six Months Ended July 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2016	Percent Change	2016	Percent Change	2016	Percent Change	2016	Percent Change
Total revenues:
As reported	$29,431	-4.8%	$120,854	0.5%	$57,787	-6.0%	$236,758	0.7%
Currency exchange rate fluctuations[1]	2,739	N/A	2,739	N/A	6,261	N/A	6,261	N/A
Constant currency total revenues	$32,170	4.0%	$123,593	2.8%	$64,048	4.2%	$243,019	3.4%

Net sales:
As reported	$28,621	-6.6%	$119,405	0.1%	$56,704	-6.9%	$234,391	0.5%
Currency exchange rate fluctuations[1]	2,688	N/A	2,688	N/A	6,186	N/A	6,186	N/A
Constant currency net sales	$31,309	2.2%	$122,093	2.3%	$62,890	3.2%	$240,577	3.1%

Operating income:
As reported	$1,727	35.2%	$6,165	1.6%	$2,891	23.2%	$11,440	-2.6%
Currency exchange rate fluctuations[1]	157	N/A	157	N/A	298	N/A	298	N/A
Constant currency operating income	$1,884	47.5%	$6,322	4.2%	$3,189	35.9%	$11,738	-0.1%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sam's Club Sales Measures
The comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week and 26-week periods ended July 29, 2016 and July 31, 2015, and for the 13-week period ending Oct. 28, 2016, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures"), are non-GAAP financial measures as defined by the SEC's rules. We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented, calculated by including fuel sales, are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam's Club Comparable Sales Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales for the periods presented.

Adjusted EPS
The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for the three-month period ended July 31, 2016 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for the three-month period ended July 31, 2016. Management believes that the Adjusted EPS for the three-month period ended July 31, 2016 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the performance for the comparable period. In addition, the metric affords investors a view of what management considers Walmart's core earnings performance for the three-month period ended July 31, 2016 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period.
We have calculated the Adjusted EPS for the three-month period ended July 31, 2016 by adjusting the EPS for the amount of the impact of the gain of $0.14, net of tax, from the sale of Yihaodian in China.
Adjusted EPS for the three months ended July 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended July 31, 2016.

Adjusted EPS - Three Months Ended July 31, 2016
Three Months Ended July 31, 2016
Diluted net income per share:

Adjusted EPS	$1.07

Adjustment - Gain from the sale of Yihaodian in China, net of tax	0.14

EPS	$1.21

Forecasted Adjusted EPS (Forecasted Adjusted EPS) is also considered a non-GAAP financial measure. Management believes that Forecasted Adjusted EPS for Fiscal 2017 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2017 performance to the comparable period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2017 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period.
We have calculated Forecasted Adjusted EPS for Fiscal 2017 by adjusting Forecasted EPS for the amount of the impact of the gain of $0.14, net of tax, from the sale of Yihaodian in China.

Forecasted Adjusted EPS - Fiscal 2017
Fiscal 2017
Diluted net income per share:

Forecasted Adjusted EPS	$4.15 - $4.35

Adjustment - Gain from the sale of Yihaodian in China, net of tax	$0.14

Forecasted EPS	$4.29 - $4.49

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